UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WORKDAY, INC.

(Exact Name of Registrant as Specified In Its Charter)

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WORKDAY, INC.

6230 STONERIDGE MALL ROAD

PLEASANTON, CALIFORNIA 94588

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 9:00 a.m. Pacific Daylight Time on Tuesday, June 3, 2014

April 18, 2014

TO THE HOLDERS OF COMMON STOCK OF WORKDAY, INC.:

The Annual Meeting of Stockholders of Workday, Inc., a Delaware corporation (Workday), will be held on Tuesday, June 3, 2014, at 9:00 a.m. Pacific Daylight Time, at the Hilton Pleasanton, located at 7050 Johnson Drive, Pleasanton, California, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect two Class II directors to serve until the 2017 annual meeting of stockholders and until their successors are elected and qualified, subject to their earlier resignation or removal; and

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2015.

The Board of Directors of Workday fixed the close of business on April 4, 2014 as the record date for the meeting. Only stockholders of record of our common stock at the close of business on April 4, 2014 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

A Notice of Internet Availability of Proxy Materials (Notice) is being mailed to stockholders of record as of the record date beginning on or about April 18, 2014. The Notice contains instructions on how to access our proxy statement for our 2014 Annual Meeting of Stockholders and our fiscal 2014 annual report to stockholders on Form 10-K (together, the proxy materials). The Notice also provides instructions on how to vote online, by telephone or by mail and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials can be accessed directly at the following Internet address: http://www.proxyvote.com by entering the control number located on your proxy card.

If you have any questions regarding this information or the proxy materials, please visit our website at www.workday.com or contact our investor relations department at 925.951.9005.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Workday and look forward to receiving your proxy.

By order of the Board of Directors,

Aneel Bhusri
Co-Chief Executive Officer and Chairman
Pleasanton, California

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. All statements contained in this report other than statements of historical fact, including statements regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek”, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2014 (fiscal 2014). Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results. We are under no duty to update any of these forward-looking statements after the date of this report.

As used in this report, the terms “Workday,” “we,” “us,” and “our” mean Workday, Inc. and its subsidiaries unless the context indicates otherwise.

WORKDAY, INC.

6230 Stoneridge Mall Road

Pleasanton, California 94588

PROXY STATEMENT

FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 3, 2014 at 9:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of stockholders (the Annual Meeting) to be held at 9:00 a.m. PDT on Tuesday, June 3, 2014, and any postponements or adjournments thereof. The Annual Meeting will be held at the Hilton Pleasanton located at 7050 Johnson Drive, Pleasanton, California. Beginning on or about April 18, 2014, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials.

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?

You will be voting on:

•	the election of two Class II directors to hold office until the 2017 annual meeting of stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015; and

•	any other business that may properly come before the meeting.

How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	FOR the election of Christa Davies and George J. Still, Jr., our nominees for Class II directors; and,

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 4, 2014, the record date, may vote at the Annual Meeting. As of the record date, we had 94,755,935 shares of Class A common stock outstanding and 89,541,871 shares of Class B common stock outstanding. In deciding all matters at the Annual Meeting, each holder of Class A common stock of Workday will be entitled to one (1) vote for each share of Class A common stock held as of the close of business on the record date, and each holder of Class B common stock of Workday will be entitled to ten (10) votes for each share of Class B common stock held as of the close of business on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

Who is Workday’s transfer agent, and how may I contact them?

Workday’s transfer agent is American Stock Transfer Company (AST). You may e-mail AST at info@amstock.com or you can call AST at 888-432-7410 or 718-921-8124 Monday-Friday between 5:00am-5:00pm PDT. Materials may be mailed to AST at:

Workday Shareholder Services

c/o American Stock Transfer

6201 15th Avenue

Brooklyn, NY 11219

How do I vote?

There are four ways for stockholders of record to vote:

•	by Internet at http://www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on June 2, 2014 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on June 2, 2014 (have your proxy card in hand when you call);

•	by completing and mailing your proxy card so that it is received prior to the Annual Meeting; or

•	by written ballot at the Annual Meeting.

We encourage you to vote by Internet as it is the most cost-effective method.

Street name holders may submit their voting instructions by Internet or telephone using the information provided by their respective brokers or nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card so that it is received prior to the Annual Meeting;

•	notifying the Secretary of Workday, in writing, at the address listed on the front page; or

•	completing a written ballot at the Annual Meeting.

Street name holders may change their voting instructions by submitting new instructions by Internet or by telephone or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot at the Annual Meeting.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board of Directors. The persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Bylaws and Delaware state law. The presence, in person or by proxy, of a majority of the aggregate voting power of the issued and outstanding shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. Except as otherwise expressly provided by the Certificate of Incorporation or by law, the holders of shares of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote or for the consent of the stockholders of Workday. Each holder of Class A common stock will have the right to one (1) vote per share of Class A common stock and each holder of Class B common stock will have the right to ten (10) votes per share of Class B common stock. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote stock (broker non-vote) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are voted neither “for” nor “against” a matter but are also counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP will be determined by the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How are proxies solicited for the Annual Meeting?

The Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Workday. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP. Your broker will not have discretion to vote on the election of the directors absent direction from you, as it is considered a “non-routine” matter.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of Securities and Exchange Commission (SEC), we have elected to furnish our proxy materials, including this proxy statement and our annual report to our stockholders, primarily via the Internet. Beginning on or about April 18, 2014, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Workday or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors may establish the authorized number of directors from time to time by resolution. Our Board of Directors currently consists of eight members. Our Certificate of Incorporation and Bylaws provide for a classified Board of Directors consisting of three classes of directors, with directors serving staggered three-year terms.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The initial class of each director is set forth in the table below.

Our Certificate of Incorporation and Bylaws provide that our Board of Directors or our stockholders may fill vacant directorships. In the event that the outstanding shares of our Class B common stock represent less than a majority of the combined voting power of common stock, our Certificate of Incorporation and Bylaws authorize only our Board of Directors to fill vacancies on our Board of Directors. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes as the Board of Directors determines in its discretion.

Nominees	Class	Age	Position	Year Elected Director	Current Term Expires	Expiration of Term For Which Nominated
Christa Davies(1)	II	42	Director	2012	2014	2017
George J. Still, Jr.(2)(3)(4)*	II	56	Director	2009	2014	2017

Other Directors
Aneel Bhusri(4)	III	48	Chairman, co-founder and co-Chief Executive Officer	2005	2015	—
David A. Duffield	III	73	Co-founder, co-Chief Executive Officer and Director	2005	2015	—
A. George (Skip) Battle(1)(2)	I	70	Director	2007	2016	—
Michael M. McNamara(1)(3)	I	57	Director	2011	2016
Scott D. Sandell(2)(3)(4)	II	49	Director	2009	2014	—
Jerry Yang(4)	I	45	Director	2013	2016	—

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee
(4)	Member of the Investment Committee
*	Lead Independent Director

Nominees for Director

Christa Davies has served as a Director since August 2012. Ms. Davies is the Chief Financial Officer and Executive Vice President of Global Finance at Aon Plc, a global risk management, insurance and human resources solutions company. Ms. Davies has served as Aon’s Chief Financial Officer since March 2008 and as Executive Vice President of Global Finance since November 2007. Prior to joining Aon, Ms. Davies spent five years at Microsoft Corporation, most recently as a Corporate Vice President and the Chief Financial Officer of the Platforms & Services Division. Ms. Davies received a B.E. in Mechanical Engineering from the University of Queensland, Australia, and an M.B.A. from the Harvard Business School. Ms. Davies brings to our Board of Directors extensive experience in the software and technology industries, as well as financial expertise.

George J. Still, Jr. has served as a Director since October 2009 and as Lead Independent Director since August 2012. Mr. Still is currently a Partner Emeritus at Norwest Venture Partners (NVP), a global venture capital firm. From 1994 to December 2012, Mr. Still served as NVP’s Managing Partner. Mr. Still led the sole venture investment in PeopleSoft, where he served as a director from 1991 to 2001. Mr. Still is currently lead director of Rackspace Hosting, Inc., where he has served as a director since 2006. Prior to NVP, Mr. Still worked for Ernst & Young LLP, an accounting firm, and as a Partner with the Centennial Funds, a venture capital firm. Mr. Still served as a director of the National Venture Capital Association from 1995 to 2000, and on the Stanford Business School Venture Capital Trust from 1997 to 2001. Mr. Still received a B.S. in Accounting from the Pennsylvania State University and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Still has served as a member of the Board of Overseers at the Tuck School of Business since 2013, as a member of the Board of Advisors of Tuck’s Center of Private Equity and Entrepreneurship since 2011, and has also served as a guest lecturer, and a past member of the Dean’s Advisory Council. Mr. Still brings to the Board of Directors financial and investing acumen through his many years of experience with NVP. His service as an advisor to technology companies provides a valuable resource for our Board of Directors.

Other Directors

Aneel Bhusri co-founded Workday in 2005 and is our co-Chief Executive Officer and Chairman. Mr. Bhusri has served as a Director of Workday from 2005 to the present, as President from January 2007 to September 2009, as Co-Chief Executive Officer from September 2009 to the present, and as Chairman from January 2012 to the present. From 1993 to 2004, Mr. Bhusri held a number of senior management positions with PeopleSoft, including Senior Vice President, Product Strategy, Marketing and Business Development. From 1999 to 2002 and in 2004, Mr. Bhusri served as Vice Chairman of the Board of Directors at PeopleSoft. Mr. Bhusri has been a Partner at Greylock Partners, a Silicon Valley venture capital firm, since April 1999, and prior to that time, worked at Norwest Venture Partners and at Morgan Stanley. From 2002 to July 2009, Mr. Bhusri was a director of Data Domain, Inc., where he held the position of Chairman from March 2007 to July 2009. He also serves as a director of various private companies and foundations. Mr. Bhusri received a B.S. in Electrical Engineering and a B.A. in Economics from Brown University and an M.B.A. from Stanford University. Mr. Bhusri brings to our Board of Directors extensive executive leadership and operational experience, including service as chairman of a public technology company and his experience and familiarity with our business as a co-founder and co-Chief Executive Officer.

David A. Duffield co-founded Workday in 2005 and is our co-Chief Executive Officer and a Director. In addition, Mr. Duffield served as our Chairman from 2005 to January 2012, as our President from 2006 to January 2007, as our Chief Executive Officer from 2005 to September 2009, and has served as our co-Chief Executive Officer from September 2009 to the present. Prior to Workday, Mr. Duffield founded PeopleSoft, and served as its Chairman from its inception in 1987 until 2004, as President and Chief Executive Officer from 1987 to 1999 and as Chief Executive Officer in 2004. Prior to PeopleSoft, Mr. Duffield was a founder, Chief Executive Officer and Chairman of Integral Systems, Inc., co-founded Information Associates, and worked at International Business Machines Corporation. Mr. Duffield received a B.S. in Electrical Engineering and an M.B.A. from Cornell University. Mr. Duffield brings to our Board of Directors decades of experience founding and leading high growth technology companies focused on human resources and financial applications, and his experience and familiarity with our business as a co-founder and co-Chief Executive Officer.

A. George (Skip) Battle has served as a Director since March 2007. From 2004 to 2005, Mr. Battle served as Executive Chairman at Ask Jeeves, Inc., a provider of information search and retrieval services. From 2000 until 2004, Mr. Battle served as Chief Executive Officer at Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner at Arthur Andersen LLP and Andersen Consulting (now known as Accenture Ltd.), global accounting and consulting firms. Mr. Battle is a director of Expedia, Inc., Fair Isaac Corporation, LinkedIn Corporation, Netflix, Inc. and OpenTable, Inc. He also served as a director of the Masters Select family of funds from 1996 until December 2012, of Advent Software, Inc. from 2005 until May 2011, and of PeopleSoft, Inc. (PeopleSoft), a global enterprise software company, from 1995 to 2004. Mr. Battle received an A.B. in Economics from Dartmouth College and an M.B.A. from Stanford University. Mr. Battle brings to our

Board of Directors a diversity of distinguished experiences and seasoned business acumen. His service on a number of public and private company boards provides an important perspective on best practices established at other companies.

Michael M. McNamara has served as a director since December 2011. From January 2006 to the present, Mr. McNamara has served as the Chief Executive Officer of Flextronics International, Ltd. (Flextronics), a global leader in design, manufacturing, distribution and aftermarket services. From 1994 until his appointment as Chief Executive Officer of Flextronics, Mr. McNamara served in a variety of other senior roles in Flextronics, including Chief Operating Officer, President, Americas Operations, and as Vice President, North American Operations. Mr. McNamara has served as a director of Flextronics since 2005 and has been on the Advisory Board of Tsinghua University School of Economics and Management since 2006. Mr. McNamara also served as a director of Delphi Automotive LLP from 2009 to 2012, and served as a director of MEMC Electronic Materials, Inc. from 2008 until May 2012. Mr. McNamara received a B.S. in Industrial Management from University of Cincinnati and an M.B.A. from Santa Clara University. Mr. McNamara brings to our Board of Directors extensive leadership and experience managing international operations. His service as Flextronics’ Chief Executive Officer provides a management perspective to business and strategic decisions of the Board of Directors.

Scott D. Sandell has served as a Director since July 2009. Since 2000, Mr. Sandell has been a general partner at New Enterprise Associates (NEA), a global venture capital firm, where he heads NEA’s technology investing practice and leads NEA’s investing activities in China. Mr. Sandell started his career at the Boston Consulting Group, a business consulting firm, and later joined C-ATS Software, Inc., a company that developed software for financial risk management. Later, he worked as a product manager for Windows 95 at Microsoft Corporation, before joining New Enterprise Associates in 1996. Mr. Sandell is the lead director of Fusion-io, Inc. and Tableau Software, Inc., and is a director of various private companies. Mr. Sandell is on the Executive Committee of the Board of Directors of the National Venture Capital Association and is on the Board of Overseers of the Thayer School of Engineering at Dartmouth College. From 2001 to July 2009, Mr. Sandell served as a director of Data Domain, Inc. Mr. Sandell received an A.B. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University. Mr. Sandell brings to our Board of Directors years of experience as an advisor to a wide range of technology companies. Mr. Sandell’s experience with the growth and development of technology companies provides the Board of Directors with a unique perspective on our long-term strategy.

Jerry Yang has served as a director since November 2013. Since March 2012, Mr. Yang has served as the the founding partner of AME Cloud Ventures, a venture capital firm. He is also a co-founder of Yahoo! Inc., and served as Chief Yahoo! and as a member of its board of directors from March 1995 to January 2012. In addition, Mr. Yang served as Yahoo!’s Chief Executive Officer from June 2007 to January 2009. From January 1996 to January 2012 and from October 2005 to January 2012, respectively, Mr. Yang served as a director of Yahoo! Japan and Alibaba Group Holding Limited. Mr. Yang also served as a member of Cisco Systems, Inc.’s board of directors from July 2000 to November 2012. Mr. Yang also serves as a director of various private companies and foundations. Mr. Yang received a B.S. and M.S. in Electrical Engineering from Stanford University and currently serves on Stanford University’s Board of Trustees. Mr. Yang brings to our Board of Directors extensive global leadership and deep experience in consumer Internet technology.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES FOR CLASS II DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors (Audit Committee) has appointed the firm of Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending January 31, 2015. During our year ended January 31, 2014, Ernst & Young LLP served as our independent registered public accounting firm, and has audited our consolidated financial statements since their appointment in 2008.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Workday and its stockholders. At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2015. Our Audit Committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young LLP will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Ernst & Young LLP for professional services rendered with respect to the fiscal years ended January 31, 2014 and January 31, 2013. All of these services rendered since the formation of the Audit Committee were approved by the Audit Committee.

	Fiscal year ended January 31
	2014		2013
Audit Fees(1)	$1,626,000		$850,000
Audit-Related Fees	992,020	(2)	1,841,835	(3)
Tax Fees(4)	396,870		283,990
All Other Fees	—		—

	$3,014,890		$2,975,825

(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements.
(2)

Includes fees for service organization control (SOC) audits under Statement on Standards for Attestation Engagements No. 16. In addition, the 2014 fees include $170,020 and $305,000 of fees associated with our 2013 follow-on equity offering in January 2014 and our issuance of senior convertible notes completed in June 2014, respectively.

(3)

Includes fees for SOC audits. In addition, includes $1,575,000 of fees associated with our initial public offering of common stock completed in October 2012, which included review of our quarterly consolidated financial information included in our registration statement on Form S-1 filed with the SEC, as well as comfort letters, consents and review of documents filed with the SEC.

(4)	Includes fees in connection with tax compliance and tax consulting services.

Auditor Independence

Under its charter, the Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has determined that the rendering of non-audit services for tax compliance and structure advice, SOC audits, privacy, and ISO 27001 attestation services and advice provided in connection with our convertible notes offering and follow-on equity offering by Ernst & Young LLP is compatible with maintaining the principal accountants’ independence.

Pre-Approval Policies and Procedures.

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB), regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or the chair if such approval is required prior to the next Audit Committee meeting) generally pre-approves of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP.

DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

Our Class A common stock is listed on the New York Stock Exchange. The listing rules of this stock exchange generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the closing of an initial public offering. Our Board of Directors, also referred to as the Board, has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the New York Stock Exchange.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries. Our Board of Directors has determined that each of our Audit Committee members is “independent” for purposes of Rule 10A-3. In addition, Mr. Battle sits on a number of other public company audit committees. The Board of Directors has determined that such simultaneous service will not impair Mr. Battle’s ability to effectively serve on Workday’s Audit Committee.

Leadership Structure

The positions of Chairman of the Board and co-Chief Executive Officer (co-CEO) are filled by the same person, Mr. Aneel Bhusri. Our Board of Directors believes that the current Board leadership structure (which includes a lead independent director), coupled with a strong emphasis on Board independence, provides effective independent oversight of management while allowing the Board and management to benefit from Mr. Bhusri’s extensive executive leadership and operational experience, including service as chairman of a public technology company and his experience and familiarity with our business as a co-founder and co-CEO. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while the co-CEOs bring company-specific experience and expertise. The Board of Directors believes that Mr. Bhusri’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our Board of Directors has established corporate governance guidelines which state that when the chairperson of the Board and chief executive officer positions are held by the same person, a lead independent director may be designated. Because Mr. Bhusri is our co-CEO and Chairman, our Board of Directors appointed Mr. Still to serve as our lead independent director. As lead independent director, among other responsibilities, Mr. Still presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the co-CEOs and the independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our Board of Directors has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting and at such other times if requested by an independent director. These executive sessions are chaired by our lead independent director. The lead independent director provides feedback to Workday’s co-CEOs, as needed, promptly after the executive session. Neither Mr. Duffield nor Mr. Bhusri participates in such sessions.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, and employees. The full text of our Code of Conduct is posted under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that apply to our Board of Directors. The full text of our Corporate Governance Guidelines is posted under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

Meetings of the Board of Directors

The Board met seven times during fiscal 2014 and took action by unanimous consent three times. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during fiscal 2014.

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders. We have scheduled our 2014 Annual Meeting on the same day as a regularly scheduled Board meeting in order to facilitate attendance by our Board members.

Committees of the Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and an Investment Committee. The current composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for each of our Board committees:

	Audit Committee	Compensation Committee	Nominating & Governance	Investment Committee
Aneel Bhusri
Dave Duffield
Skip Battle
Christa Davies
Mike McNamara
Scott Sandell
George Still Jr.
Jerry Yang

= Chair of the Board	= Chair	= Member	= Lead Independent Director

Audit Committee

Our Audit Committee is composed of Messrs. Battle and McNamara and Ms. Davies, each of whom is independent and financially literate within the meaning of the New York Stock Exchange rules. Mr. Battle is the chairman of our Audit Committee. Each of Messrs. Battle and McNamara and Ms. Davies also satisfy the independence requirements of Rule 10A-3. Mr. Battle and Ms. Davies are each an Audit Committee financial expert, as that term is defined under SEC rules, and possess financial sophistication as defined under the rules of the New York Stock Exchange. The designation does not impose on either of them any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our Board of Directors. The Audit Committee met ten times during fiscal 2014 and took action by unanimous consent once. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to submit anonymously concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Audit Committee charter is posted under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

Compensation Committee

Our Compensation Committee is composed of Messrs. Battle, Still and Sandell, each of whom is independent within the meaning of New York Stock Exchange rules. Mr. Still is the chairman of our Compensation Committee. Each member of the Compensation Committee is also an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1984, as amended (the Code), is a “non-employee director” under Rule 16b-3(b)(3)(i) of the Exchange Act. The Compensation Committee met five times during fiscal 2014 and took action by unanimous written consent fourteen times. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving, or recommending that our Board of Directors approve, the terms of any employment arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our Board of Directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

The Compensation Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is posted under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

Nominating and Governance Committee

Our Nominating and Governance Committee is composed of Messrs. McNamara, Sandell and Still, each of whom is independent within the meaning of the New York Stock Exchange rules. Mr. McNamara is the chairman of our Nominating and Governance Committee. The Nominating and Governance Committee met four times during fiscal 2014. Our Nominating and Governance Committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our Board of Directors;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the Code of Conduct for directors and executive officers;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	assisting our Board of Directors on corporate governance matters.

The Nominating and Governance Committee operates under a written charter that was adopted by our Board of Directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Nominating and Governance Committee charter is posted under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

Investment Committee

Our Investment Committee is composed of Messrs. Bhusri, Sandell, Still and Yang. Mr. Yang is the chairman of our Investment Committee. The Investment Committee was newly formed and did not meet during fiscal 2014. Our Investment Committee is responsible for reviewing and approving, or recommending that the Board of Directors approve, certain mergers, acquisitions, joint ventures, and investments, and working with management to develop effective and scalable processes for the review and execution of such transactions.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is, or has at any time during the past year been, an officer or employee of ours. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Considerations in Evaluating Director Nominees

The Nominating and Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership, or the Board may conduct the process of identifying and evaluating Board candidates directly. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing an experienced and highly qualified Board. Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.

The Nominating and Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and, if requested by the Board, will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

The Board will be responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Board may, either directly or upon the recommendation of the Nominating and Governance Committee, consider the minimum qualifications set forth below, any specific qualities or skills that it believes are necessary for one or more of the Board members to possess, and the desired qualifications, expertise and characteristics of Board members.

Director Qualifications

The Nominating and Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	demonstrated business acumen and leadership, and high levels of accomplishment;

•	experience with high-growth companies;

•	ability to exercise sound business judgment and to provide insight and practical wisdom based on experience;

•	commitment to understand Workday and its business, industry and strategic objectives;

•	integrity and adherence to high personal ethics and values, consistent with our Code of Conduct;

•	ability to read and understand financial statements and other financial information pertaining to Workday;

•	commitment to enhancing stockholder value;

•	willingness to act in the interest of all stockholders; and

•	for non-employee directors, independence under New York Stock Exchange listing standards and other applicable rules and regulations.

In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.

In addition, under Workday’s Corporate Governance Guidelines (Guidelines), a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Under the Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for re-election, director tenure is considered. Workday values diversity on a company-wide basis, but has not adopted a specific policy regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.12 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to the Secretary, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at the principal executive offices of Workday not later than the close of business on the seventy-fifth (75th) day nor earlier than the close of business on the one hundred and fifth (105th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Non-Employee Director Compensation

Our non-employee directors are entitled to receive equity compensation for their service as directors. The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors in fiscal 2014. Other than as set forth in the table below, in fiscal 2014 we did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to, the non-employee members of our Board of Directors. However, we reimburse directors for travel expenses incurred in connection with attendance at Board meetings. The grants that are reflected in the table below for Messrs. Battle, McNamara, Sandell and Still and Ms. Davies represent compensation for six months of service as a director, and it is expected that full-year grants will be made on the date of the 2014 annual meeting. The grant reflected in the table below for Mr. Yang was made in connection with his initial appointment to the Board in November 2013.

Name	Grant Date	RSU Awards(1)
A. George (Skip) Battle	11/22/2013	$326,056
Christa Davies	11/22/2013	326,056
Michael M. McNamara	11/22/2013	326,056
Scott D. Sandell	11/22/2013	326,056
George J. Still, Jr.	11/22/2013	326,056
Jerry Yang	11/22/2013	4,444,200

(1)

RSU awards shown in the table above vest on May 22, 2014. The amounts included in the “RSU Awards” column represent the aggregate grant date fair value of RSU awards calculated in accordance with authoritative accounting guidance on stock-based compensation. The fair value of each RSU award is measured based on the closing price of our Class A Common Stock on the date of grant.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with the Board of Directors or with an individual member of the Board of Directors may do so by writing to the Board of Directors or to the particular member of the Board of Directors, care of the Secretary at generalcounsel@workday.com or by mail to Secretary, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. The envelope should indicate that it contains a stockholder or interested party communication. All such communications will be forwarded to the director or directors to whom the communications are addressed.

REPORT OF THE AUDIT COMMITTEE

With respect to Workday’s financial reporting process, the management of Workday is responsible for (1) establishing and maintaining internal controls and (2) preparing Workday’s consolidated financial statements. Workday’s independent registered public accounting firm, Ernst & Young LLP (EY), is responsible for performing an independent audit of Workday’s consolidated financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of Workday’s internal control over financial reporting. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Workday’s financial statements.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended January 31, 2014 with Workday’s management and EY. The Audit Committee has also discussed with EY the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee also has received and reviewed the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and has discussed with EY its independence from Workday.

Based on our review and discussions with Workday’s management and EY, we recommended to the Board of Directors that the audited financial statements be included in Workday’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

A. George (Skip) Battle (Chair)

Christa Davies

Michael M. McNamara

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed under “Executive Compensation,” we describe below transactions for fiscal 2014 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers, or holders of more than 5% of our Class A common stock, or any immediate family member of, or person sharing the same household with, any of these individuals, had or will have a direct or indirect material interest.

Amended and Restated Investors’ Rights Agreement

We have entered into an investors’ rights agreement with certain stockholders, including entities with which certain of our directors are affiliated. These stockholders are entitled to rights with respect to the registration of their shares.

After our initial public offering, certain holders of shares of our Class B common stock outstanding as of April 30, 2012 became entitled to certain rights with respect to registration of such shares under the Securities Act of 1933, as amended (Securities Act). These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of our Amended and Restated Investors’ Rights Agreement dated as of October 13, 2011 (IRA), and are described in additional detail below. We, along with Messrs. Duffield, Bhusri, Battle, McNamara, Peek and Still or their affiliated entities, as well as certain other parties, are parties to the IRA.

Demand Registration Rights

Under our IRA, upon the written request of certain of the holders of the registrable securities then outstanding that we file a registration statement under the Securities Act with an anticipated aggregate price to the public of at least $15 million, we will be obligated to use our commercially reasonable efforts to register the sale of all registrable securities that holders may request in writing to be registered within 20 days of the mailing of a notice by us to all holders of such registration. We are required to effect no more than two registration statements which are declared or ordered effective, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good faith judgment of our Board of Directors such registration would be detrimental to us, and we are not required to effect the filing of a registration statement during the period beginning 60 days prior to our good faith estimate of the date of the filing of, and ending on a date 180 days following the effective date of, a registration initiated by us.

Piggyback Registration Rights

If we register any of our securities for public sale, we will have to use all commercially reasonable efforts to register all registrable securities that the holders of such securities request in writing be registered within 20 days of mailing of notice by us to all holders of the proposed registration. However, this right does not apply to a registration relating to any of our stock plans, the offer and sale of debt securities, a corporate reorganization or other transaction under Rule 145 of the Securities Act, or a registration on any registration form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders to 10% of the total shares covered by the registration statement.

Form S-3 Registration Rights

The holders of the registrable securities can request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is at least $5 million. We are required to file no more than one registration statement on Form S-3 upon exercise of these rights per six-month period, subject to certain exceptions. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good faith judgment of our Board of Directors such registration would be detrimental to us.

Registration Expenses

We will pay all expenses incurred in connection with each of the registrations described above, except for underwriting discounts and commissions. However, we will not pay for any expenses of any demand or Form S-3 registration if the request is subsequently withdrawn at the request of a majority of the holders of the registrable securities to be registered, subject to limited exceptions.

Expiration of Registration Rights

The registration rights described above will terminate as to any stockholder at such time as all of such stockholders’ securities (together with any affiliate of the stockholder with whom such stockholder must aggregate its sales) could be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144 or following a deemed liquidation event under our Certificate of Incorporation, but in any event no later than October 12, 2014.

Stock Voting Agreement

Mr. Duffield and Mr. Bhusri, our co-founders, have entered into a stock voting agreement with each other and us. This agreement applies to all Class B common stock owned from time to time by our co-founders and each of their permitted transferees, which represents approximately 77% of the outstanding voting power of our capital stock.

Employment Arrangements with Immediate Family Members of Our Executive Officers and Directors

Michael Duffield, a son of David Duffield, our co-founder, co-CEO and a member of our Board of Directors, has been employed by us since May 2005. He currently serves as Chief Strategist of our Education & Government business. During the year ended January 31, 2014, Michael Duffield had total cash compensation, including base salary, bonus and other compensation, of $232,645.

Amy Zeifang, a daughter of David Duffield, has been employed by us on a part-time basis since February 2006. In fiscal 2014, Amy Zeifang served as Co-Director of Corporate Giving, responsible for community engagement and corporate philanthropy programs for Workday. Her salary and bonus did not exceed the disclosure threshold for fiscal 2014.

The salary and bonus levels of Michael Duffield and Amy Zeifang were based on reference to internal pay equity when compared to the compensation paid to employees in similar positions that were not related to our executive officers and directors. They also received equity awards on the same general terms and conditions as applicable to other employees in similar positions who were not related to our executive officers and directors. In addition, they received compensation during fiscal 2014 to reimburse them for taxes and related expenses they incurred as a result of an error made by the company in classifying stock options they exercised during earlier years.

Equipment Lease

In June 2010, we entered into a capital lease agreement with Lake Tahoe Land Company, LLC, an affiliate of Mr. Duffield. The lease agreement provides for an equipment lease financing facility to be drawn upon for purchases of information technology and related equipment for use in our business operations. The amount paid under this agreement in fiscal 2014 was $2,164,615. The final lease payment is due in May 2014.

Real Estate Leases

We currently lease certain office space in Pleasanton, California under various lease agreements with NPC Holdings, LLC (NPC), an affiliate of Mr. Duffield. In November 2012, we entered into three five-year facility operating lease agreements with Metropolitan Life Insurance Company and MetLIFE Insurance Company of Connecticut, which were assumed by NPC in December 2012. The lease agreements provide for the lease of 10,684 square feet, 17,240 square feet and 41,535 square feet, respectively, of office space in Pleasanton, California. The costs of the foregoing leases were $250,006, and $403,416 and $971,919, respectively, for the first year of such leases, and increase by $0.60/square foot per year thereafter. In addition, in January 2013 we entered into a lease amendment with NPC which provides for the lease of 18,597 additional square feet of office space in Pleasanton, California, commencing in 2013 and ending in March 2015. The cost of the lease amendment is approximately $435,168 per year, increasing by $0.60/square foot per year thereafter. In fiscal 2013, the base term of these leases was extended to ten years, with the rent escalation terms and renewal option remaining the same. In January 2014, we entered into a ten-year lease for approximately 75,000 square feet of additional office space in Pleasanton, California from NPC in order to accommodate our further growth, at a cost of $2.25 per square foot. Rent expense under these agreements for fiscal 2014 was $1,320,884.

Aircraft Lease

In May 2012, we entered into a one-year agreement with Mr. Duffield for the lease of an aircraft at a rate of twice the applicable fuel costs plus crew travel expenses. The amount paid under this agreement in fiscal 2014 was $327,867.

Relationship with Aon, plc

Ms. Davies, one of our directors, is the Chief Financial Officer and Executive Vice President of Global Finance of Aon, plc. Aon is a customer of Workday and made payments to Workday of $4,339,635 in fiscal 2014.

Relationship with Flextronics International, Ltd.

Mr. McNamara, one of our directors, is the Chief Executive Officer of Flextronics. Flextronics is a customer of Workday and made payments to Workday of $108,050 in fiscal 2014.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.

Statement of Policy Regarding Related Party Transactions

We have adopted a written related-party transactions policy which provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family member of the foregoing “related parties,” are not permitted to enter into a material related party transaction with us without the review, consideration and approval or ratification of the disinterested members of the Audit Committee. For this policy, a material related party transaction is defined as a transaction with a related party in which the amount involved exceeds $120,000, or contributions to affiliated charities above $50,000. In approving or rejecting any proposed related party transaction, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related party’s interest in the transaction; the benefits that the transaction provides to us; and whether the transaction was undertaken in the ordinary course of business.

Prior to the adoption of the written policy for the review and approval of transactions with related parties by the Audit Committee, our Board of Directors had historically reviewed and approved any transactions where a director or officer had a financial interest, including the transactions described above which occurred prior to the adoption of such policy. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transactions were disclosed to our Board of Directors or Audit Committee, as applicable. Our Board of Directors or Audit Committee, as applicable, would take information into account when evaluating the transaction and in determining whether such transaction was fair to Workday and in the best interest of all of our stockholders.

NAMED EXECUTIVE OFFICERS AND OTHER EXECUTIVE MANAGEMENT

The following table provides certain information about our named executive officers and other executive management as of April 18, 2014. Officers are elected by the Board of Directors to hold office until their successors are elected and qualified.

Named Executive Officers:	Age	Current Position(s) with Workday
Aneel Bhusri	48	Chairman, co-founder and co-Chief Executive Officer
David A. Duffield	73	Co-founder, co-Chief Executive Officer and Director
James J. Bozzini	47	Senior Vice President, Services
Mark S. Peek	56	Chief Financial Officer
James P. Shaughnessy	59	Senior Vice President, General Counsel and Secretary
Michael A. Stankey	55	President and Chief Operating Officer

Other Executive Management:
Petros Dermetzis	52	Senior Vice President of Development
Michael L. Frandsen	52	Senior Vice President of Products
Ashley D. Goldsmith	43	Senior Vice President and Chief Human Resources Officer
Stanley A. Swete	53	Chief Technology Officer

Executive Officers

For information on the business background of Messrs. Duffield and Bhusri, see “Proposal No. 1—Election of Directors” above.

James J. Bozzini joined Workday in 2007 to lead our Services and Operations functions, and currently serves as Senior Vice President, Services. Between 1991 and 1999, Mr. Bozzini held a number of senior management positions at PeopleSoft, including Senior Vice President of Services Operations. Mr. Bozzini received a B.S. in Business Administration from California State University, Chico.

Mark S. Peek has served as our Chief Financial Officer since June 2012, and served as a Director from December 2011 to June 2012. From January 2011 to May 2012, Mr. Peek served as the Chief Financial Officer and Co-President, Business Operations of VMware, Inc., a provider of business infrastructure virtualization solutions. From April 2007 to January 2011, Mr. Peek served as Chief Financial Officer of VMware. From 2000 to 2007, Mr. Peek was Senior Vice President and Chief Accounting Officer at Amazon.com, Inc., an online retail company. Prior to joining Amazon.com, Mr. Peek spent 19 years at Deloitte & Touche LLP, the last 10 years as a partner. Mr. Peek is a director of Trimble Navigation Limited, an advanced positioning systems company. Mr. Peek received a B.S. in Accounting and Business Administration from Minnesota State University.

James P. Shaughnessy joined Workday in August 2011 and serves as our Senior Vice President, General Counsel and Secretary. From June 2007 to August 2011, Mr. Shaughnessy was Senior Vice President, Chief Administrative Officer and General Counsel of Orbitz Worldwide, Inc., a global online travel company. Mr. Shaughnessy served as Senior Vice President, General Counsel and Secretary of PeopleSoft in 2004. Prior to 2007, Mr. Shaughnessy also served as Senior Vice President and General Counsel of Lenovo Group Ltd. and in senior legal positions with Hewlett-Packard Company, Compaq Computer Company and Digital Equipment Corporation. Mr. Shaughnessy received a B.S. in Political Science from Northern Michigan University and a J.D. and a Masters of Public Policy from the University of Michigan.

Michael A. Stankey has served as our President and Chief Operating Officer since September 2009. From October 2007 to September 2009, Mr. Stankey was a Partner with Greylock Partners. From December 2001 until its acquisition by Hewlett-Packard Company in April 2007, Mr. Stankey served as Chairman and Chief

Executive Officer of PolyServe Inc., a storage virtualization software company. From 1993 to 2001, Mr. Stankey held a number of senior management positions with PeopleSoft, including Senior Vice President of North American Sales. Mr. Stankey received a Bachelor of Business Administration from the University of Wisconsin, Eau Claire.

Other Executive Management

Petros Dermetzis joined Workday in 2005 to lead our Development function, and currently serves as our Senior Vice President of Development. From 1993 to 2005, Mr. Dermetzis held a number of key development and international sales operations positions at PeopleSoft, most recently as General Manager and Group Vice President of Tools & Technology. Mr. Dermetzis received a B.A. in Marketing Engineering from Huddersfield University and an M.S. in Information Management from Lancaster University in the United Kingdom.

Michael L. Frandsen joined Workday in 2005 to lead our Products function, and currently serves as our Senior Vice President of Products. From January 2008 to December 2008, Mr. Frandsen served as Chief Executive Officer at Potenco, Inc. a developer of hand-held micro-generators. From November 2006 to July 2007, Mr. Frandsen served as Senior Vice President, Product Management and Strategy at DemandTec, Inc., a SaaS marketing and merchandising optimization solutions company. From 1995 to 2002, Mr. Frandsen held a number of key leadership roles at PeopleSoft, including general manager of supply chain management. Mr. Frandsen received a B.S. in Business from the University of Colorado at Boulder.

Ashley D. Goldsmith has served as our Senior Vice President and Chief Human Resources Officer (CHRO) since September 2013. From 2010 to 2013, Ms. Goldsmith served as CHRO and Executive Vice President at Polycom, Inc., a leader in open, standards-based unified communication and collaboration. From 2008 to 2010, Ms. Goldsmith was Senior Vice President of Human Resources, corporate communications, and environmental health and safety for the Tissue Diagnostics Division of F. Hoffmann-La Roche AG, a global healthcare company. Ms. Goldsmith has also served as CHRO at Ventana Medical Systems from 2007 to 2008, and held a number of human resources roles at The Home Depot from 1995 to 2007. Ms. Goldsmith holds an M.B.A.from the Kellogg School of Management at Northwestern University, an M.S. in human resource development from Georgia State University, and a B.S. in psychology from Vanderbilt University.

Stanley A. Swete has served as our Chief Technology Officer since February 2007. From April 2005 to February 2007, Mr. Swete served as our Vice President of Products and Technology. From 1992 to 2002 and in 2004, Mr. Swete held a number of key leadership roles at PeopleSoft, including head of the products and technology organization. He was also manager of tools development, general manager of financial applications, general manager of CRM, and was responsible for the initial release of PeopleSoft’s Internet architecture. Mr. Swete received a B.S. and M.S. in Industrial Engineering from Stanford University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program during fiscal 2014 for:

•	Aneel Bhusri, our Chairman of the Board of Directors and co-Chief Executive Officer;

•	David A. Duffield, our co-Chief Executive Officer and Director;

•	James J. Bozzini, our Senior Vice President, Services;

•	Mark S. Peek, our Chief Financial Officer;

•	James P. Shaughnessy, our Senior Vice President, General Counsel and Secretary; and

•	Michael A. Stankey, our President and Chief Operating Officer.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the accompanying compensation tables as our named executive officers (NEOs). The compensation provided to our NEOs for fiscal 2014 is set forth in detail in the Summary Compensation Table and other tables that follow this section, as well as the accompanying footnotes and narratives relating to those tables. This section also discusses our executive compensation philosophy, objectives and design; how and why the Compensation Committee of our Board of Directors arrived at the specific compensation policies and decisions involving our executive team, including the NEOs, during fiscal 2014; the role of Compensia, our outside compensation consultant; and the peer group used in evaluating executive officer compensation.

Executive Summary

Fiscal 2014 Financial and Business Highlights

We provide enterprise cloud applications for human capital management (HCM), payroll, financial management, grants management, time tracking, procurement, employee expense management and big data analytics. We offer Workday applications to our customers on an enterprise-wide subscription basis, typically with three-year terms and with subscription fees based on the size and nature of the customer’s workforce.

In fiscal 2014, we achieved significant financial and business results:

•	We increased our revenues from $273.7 million in fiscal 2013 to $468.9 million in fiscal 2014;

•	As of January 31, 2014, we had over 600 customers;

•	We issued three new updates to the Workday platform with hundreds of new features, and also launched the Workday for Android™ app;

•

We announced the availability of Workday Big Data Analytics, a new application that redefines how organizations unify diverse sources, sizes, and structures of data with Workday data to deliver insights business leaders need for critical workforce and financial decisions;

•	We unveiled plans to build Workday Student, an end-to-end student application for the needs of modern-day higher education institutions;

•	Our U.S. customer conference, Workday Rising, brought together a record number of attendees for education and collaboration;

•	We maintained outstanding customer satisfaction ratings; and

•	We were named the “#1 Top Workplace in the Bay Area” and the “#1 Best Place to Work in the Bay Area” for large companies in two different media surveys.

Executive Compensation Philosophy, Objectives and Design

Philosophy

We operate in a highly competitive and rapidly evolving market, and we expect competition among companies in our market to continue to increase. Our ability to compete and succeed in this environment is directly correlated to our ability to recruit, incentivize and retain talented individuals in the areas of product development, sales, marketing, services and general and administrative functions. The market for skilled personnel in the software industry is very competitive. Our compensation philosophy is designed to establish and maintain a compensation program that attracts and rewards talented individuals who possess the skills necessary to create long-term value for our stockholders, expand our business and assist in the achievement of our strategic goals.

In fiscal 2014, our Compensation Committee reviewed and assessed our compensation philosophy, which is intended to reflect Workday’s values. The Compensation Committee believes that a great work environment, substantial company ownership and meaningful pay and benefits support a winning team, company and workplace. Further, Workday’s compensation is designed to be focused on ownership, innovation and results and to be fair and flexible. Accordingly, key elements of Workday’s total rewards philosophy include the following:

Focus on ownership: We believe that all of our employees should share in the ownership of Workday, and therefore, equity compensation is a larger part of total rewards than the market norm.

Focus on innovation and results: Workday rewards results, while recognizing market-based differences between functions. The development of great products is the life-blood of the company, and the compensation structure for product developers is weighted toward long-term compensation in support of longer-term objectives. In contrast, sales compensation is weighted toward variable short-term compensation in accordance with market practices and to promote revenue growth.

Fair and flexible: The Committee recognizes the importance of providing fair rewards for employee contributions. Workday seeks to provide total targeted direct compensation (salary, bonus and equity) that is at or above market norms, and to provide parity and consistency within functions. Workday also believes in adhering to budgets, ensuring transparency and promoting understanding of our compensation philosophy and practices by employees, while at the same time retaining the flexibility needed to promote employee acquisition and retention.

Objectives

Consistent with our compensation philosophy, the primary goals of our executive compensation programs are to:

•	Provide competitive compensation to recruit, retain and motivate top talent;

•	Align the interests of our executive officers and stockholders through the use of equity awards; and

•	Motivate and reward behavior consistent with Workday goals and performance objectives.

The Compensation Committee retains flexibility to review our compensation structure periodically as needed to focus on different business objectives, and reviews our compensation program at least annually.

Design

Our executive compensation program has been heavily weighted towards equity. Our Compensation Committee determined that compensation in the form of equity helps to align our executives with the long-term interests of our stockholders by driving achievement of our strategic and financial goals. Prior to our becoming a public company in October 2012, our equity compensation program was largely in the form of stock option grants. During fiscal 2014, however, we shifted to the use of restricted stock units (RSUs) as our primary equity vehicle for employees and NEOs. We believe that RSUs can align the interests of employees with stockholders and provide a longer-term focus through a multi-year vesting schedule, while managing dilution to existing investors and providing greater transparency and predictability to employees in the value of their compensation. To maintain a competitive compensation program, we have also offered cash compensation in the form of base salaries and, to a lesser extent, quarterly cash bonuses. Historically, our cash compensation has been low relative to public companies in our peer group, and bonus opportunities have not been uniformly applied to all executives, resulting in total cash compensation for executives that is typically at or below the 25th percentile of companies in our peer group. We do not benchmark to this percentile, but use the peer group information for general guidance only.

During fiscal 2014, our Compensation Committee, with assistance from our outside compensation consultant, Compensia, reviewed executive compensation, including base salaries, bonuses, equity awards, and benefit programs, to ensure that our compensation program promotes stockholder interests and provides appropriate rewards and incentives for Workday’s management and employees.

Our Compensation-Setting Process

Pursuant to its charter and in accordance with New York Stock Exchange rules, the Compensation Committee is responsible for reviewing, evaluating, and approving the compensation arrangements of our executive officers and for establishing and maintaining our executive compensation policies and practices. Our Compensation Committee seeks input and receives recommendations from our co-CEOs and other members of our executive team when discussing the performance and compensation of other executive officers. The Compensation Committee also coordinates with our Chief Financial Officer in determining the financial and accounting implications of our compensation programs and hiring decisions. The Compensation Committee is authorized to engage its own independent advisors to provide advice on matters related to executive compensation and general compensation programs. For additional information on the Compensation Committee, see “Committees of the Board of Directors—Compensation Committee” elsewhere in this proxy statement.

The initial compensation arrangements with our executive officers other than our co-CEOs were the result of arm’s-length negotiations between us and each individual executive at the time of their hire. In fiscal 2014, our Compensation Committee and Board considered numerous factors in determining changes to cash compensation and additional equity grants for our NEOs. The Compensation Committee and Board reviewed the performance of executives, taking into consideration financial, operational, customer, strategic, product and competitive factors, as well as succession planning for executive officer positions. The Compensation Committee and Board also reviewed a study by Compensia regarding the compensation of executives at the companies in our peer group. However, as noted below, we do not benchmark our compensation to our peer group. Except with respect to co-CEOs’ compensation, our co-CEOs made recommendations to our Compensation Committee regarding compensation for executive officers, which was also taken into account by the Compensation Committee in making its decisions regarding executive compensation. The co-CEOs were not present for the Board discussions regarding their performance and compensation. Following deliberation, the Compensation Committee made adjustments to the bonuses payable to certain NEOs, and granted RSUs to NEOs, as described below and in the Summary Compensation Table.

Role of Human Resources team

The role of Workday’s Human Resources team and management is to design Workday’s executive compensation programs, policies and governance and make recommendations to the Compensation Committee regarding these matters. Management is responsible for, among other things:

•	Reviewing the effectiveness of the compensation programs, including competitiveness and alignment with Workday’s objectives;

•	Recommending changes to compensation programs, as may be required, to ensure achievement of all program objectives;

•	Recommending salaries, bonuses and other awards for NEOs other than the co-CEOs; and

•	Reviewing and making recommendations with respect to the adoption and approval of, or amendments to, company-wide incentive compensation plans.

Role of Compensation Consultant

In May 2012, the Compensation Committee retained Compensia to assess the competitiveness of our compensation programs and aid in the transition of our compensation programs from a private company to a public company structure. The Compensation Committee selected Compensia to advise on executive compensation matters given its expertise in the technology industry and its knowledge of our peer companies. Compensia has continued to provide advice on our compensation programs and practices and our executive compensation decisions. During fiscal 2014, Compensia provided the following services as requested by the Compensation Committee:

•	Advised on our transitioning of executive pay from pre-IPO practices to a post-IPO compensation program;

•	Assisted in the development of the peer group of companies we use to understand market competitive compensation practices;

•	Reviewed and assessed our current director, CEO and other executive officer compensation practices and equity profile relative to our peers;

•	Reviewed and assessed our current compensation programs to determine any changes that may need to be implemented in order to remain competitive with the market;

•	Reviewed market practices on executive officer recoupment policies and stock ownership guidelines; and

•	Reviewed the Board of Directors’ compensation.

All other analyses related to executive compensation for fiscal 2014 were conducted internally. Internal analyses included gathering and analyzing data, and reviewing and advising on principal aspects of executive compensation. Base salaries, equity awards, and bonuses for executive officers were among the items reviewed based on market data provided by Compensia.

The total fees paid to Compensia for fiscal 2014 were $82,868. During fiscal 2014, the Compensation Committee reviewed the fees provided to Compensia relative to its revenue, services provided by Compensia to Workday, the relationships between Compensia and its consultants and Workday and its executives, and other factors relating to Compensia’s independence, and concluded that Compensia is independent within the meaning of New York Stock Exchange rules and that its engagement did not present any conflict of interest.

Peer Group

In August 2013, our Compensation Committee determined to use the following peer group of companies (which is the same as the peer group used in the prior fiscal year) that are in applications software, systems software, or internet software and services, with similar revenues, significant revenue growth and mid-level market capitalization:

Ariba, Inc.	NetSuite, Inc.
Aruba Networks, Inc.	Palo Alto Networks, Inc.
athenahealth, Inc.	Qlik Technologies Inc.
Aspen Technology, Inc	RealPage, Inc.
CommVault Systems, Inc.	ServiceNow, Inc.
Concur Technologies, Inc.	SolarWinds, Inc.
CoStar Group, Inc.	Sourcefire, Inc.
Fortinet, Inc.	Splunk Inc.
Fusion-io, Inc.	The Ultimate Software Group, Inc.
Guidewire Software, Inc.

While Workday considers the compensation levels of the companies in its peer group to provide a general understanding of market practices among similar companies, it has not specifically benchmarked its compensation levels to the peer group.

Elements of Our Executive Compensation Program

The key elements of our compensation package for named executive officers are base salary, bonuses, equity-based awards, and our benefits programs. Except with respect to bonuses, which typically are set as a pre-defined percentage of an individual’s salary, Workday has not used specific formulas or weightings in determining the allocation of the various pay elements. Rather, each NEO’s compensation has been designed to provide a combination of compensation that is tied to achievement of our short- and long-term objectives. In particular, Workday’s use of RSU awards, which generally vest over four years, promote a long-term view of company results, while bonuses are payable based upon quarterly performance. In fiscal 2014, the Committee worked on transitioning executive pay from pre-IPO practices to a post-IPO compensation program that includes a regular review of compensation relative to peers, conducting annual performance reviews, making adjustments to base salary and bonuses as needed, and making annual equity awards. Following deliberation and consideration of the factors discussed below, the Board and Committee determined that equity awards should continue to be a significant portion of executive compensation, and that cash compensation (including salary and bonuses) should remain lower relative to market norms.

Base Salary

We offer base salaries that are intended to provide a level of stable fixed compensation to named executive officers for performance of day-to-day services. Our co-founders and co-CEOs received a base salary of $33,280 upon the commencement of their employment, which has not changed since that time. Other than our co-CEOs, each executive officer’s base salary was established as the result of arm’s-length negotiation with the individual at the time of hiring. Base salaries for our executive officers are reviewed annually to determine whether an adjustment is warranted or required. In fiscal 2014, the Compensation Committee reviewed the base salaries of our executive officers taking into consideration a compensation analysis performed by Compensia. During fiscal 2014, Mark Peek’s salary increased from $250,000 to $275,000 in connection with an increase in his areas of responsibility. All other NEO salaries remained the same. The base salaries paid to our named executive officers for fiscal 2014 are set forth in the Summary Compensation Table below.

Bonuses

Historically, our co-CEOs have not participated in an annual cash bonus plan, other than the company-wide bonus plan that is available to all employees. Cash bonuses for other executive officers varied based on specific negotiations with the individual, usually in connection with their hiring. In connection with Workday’s transition to a post-IPO compensation program, the Compensation Committee reviewed the existing bonus arrangements for executive officers and determined that executive officers other than the co-CEOs would have a target annual bonus of 50% of their base salary in order to align the bonus program across our executive officer population. The 50% target bonus was effective starting in the third quarter of fiscal 2014.

In addition, under Workday’s company-wide bonus plan for fiscal 2014, each full-time employee of Workday hired prior to October 31, 2013, including our executive officers, was entitled to receive a cash bonus of $1,500 plus one week’s additional vacation time if we achieved certain financial, technical and customer satisfaction objectives.

Each quarter during fiscal 2014, the Compensation Committee reviewed the proposed bonus payouts to each of the NEOs who participate in a bonus plan, and determined that the bonuses should be paid at target based on their performance and the continued success of the company. There were no specific metrics used in the determination of the bonus payout; rather, the determination was made based on the Compensation Committee’s judgment as to the executive’s performance of his responsibilities. In addition, the Compensation Committee determined that executive officers would be entitled to receive the standard $1,500 bonus under the company-wide bonus plan. The bonuses paid to our named executive officers for fiscal 2014 are set forth in the Summary Compensation Table below.

Equity-Based Awards

Most of our executive officers’ total compensation is provided through equity awards. As part of our post-IPO compensation strategy, during fiscal 2014, we instituted a practice of making annual equity grants to our executive officers in order to effectively align the interests of executive officers and our stockholders and ensure appropriate incentives remain in place to promote a focus on long-term strategic and financial objectives. The sizes and types of awards were not determined based on a specific formula, but rather on the basis of the Compensation Committee’s discretionary judgment regarding the performance of the executive officers, the recommendations of the co-CEOs (with respect to executives other than the co-CEOs), the appropriate level of compensation for the position, the need to hire or retain an individual in a particular position, and the retentive value provided by the awards. In addition, the Compensation Committee reviewed and considered the equity awards to executives at our peer companies, although it did not specifically benchmark to those companies.

As discussed above, during fiscal 2014, the Compensation Committee determined to use RSUs for equity grants to executive officers, and also determined to move to a four-year vesting schedule rather than the previous five-year vesting schedule in order to align with market practices. The Compensation Committee believes that these RSUs serve as an effective retention tool for our executive officers, as unvested awards are generally forfeited if an executive officer voluntarily leaves Workday. While we did not have specific performance-based vesting criteria for the RSUs granted, the Compensation Committee believes that RSUs promote long-term performance because their value increases based on increases in Workday’s stock price.

Many of Workday’s executives joined Workday prior to its initial public offering and therefore have experienced significant appreciation in the value of their pre-IPO equity awards. The Compensation Committee reviewed the size and vesting schedule for the remaining unvested portion of all outstanding equity award holdings of each of our executive officers and agreed with the recommendation of our co-CEO that the existing equity awards appropriately satisfied our retention and incentive goals for the immediate future for each of our executive officers. Accordingly, the additional equity awards granted in fiscal 2014 begin vesting on November 15, 2015, after a significant portion of each executive’s outstanding equity awards have vested. The

Compensation Committee believes that this deferred vesting schedule makes the RSU awards more valuable for retaining our executive officers and reflects our emphasis on Workday’s long-term success. The RSU awards granted to our NEOs in fiscal 2014 were as follows:

Named Executive Officer	Number of Shares Subject to Restricted Stock Unit Award(1)	Value of Restricted Stock Unit Award on the Date of Grant(2)
Aneel Bhusri	134,163	$9,730,842
David A. Duffield	59,628	$4,324,819
James J. Bozzini	59,628	$4,324,819
Mark S. Peek	81,989	$5,946,662
James P. Shaughnessy	29,814	$2,162,409
Michael A. Stankey	104,349	$7,568,433

(1)

These RSUs are subject to quarterly vesting based on continued employment over four years, with a deferred vesting start date of November 15, 2015, after which they vest in equal installments over the next eight quarters.

(2)

Amounts reflect the grant date fair value of the RSUs without regards to forfeitures computed in accordance with Financial Accounting Standards Board, Accounting Standards Codfication Section 718 (ASC 718). This amount does not reflect the actual economic value realized by the named executive officer.

The size of these awards was determined by the Compensation Committee based on their judgment and considering the following factors:

•	each executive officer’s individual performance, including financial, operational, customer, strategic, product and competitive factors;

•	the size and vesting schedule of existing equity grants;

•

the size of each executive officer’s total cash compensation (base salary plus cash bonus awards at target), which is generally lower than the cash compensation for executives with similar responsibilities at companies in our peer group; and

•	the recommendations of the co-CEOs (with respect to executive officers other than the co-CEOs).

In determining RSU grants of our co-CEOs, the Compensation Committee considered their relative roles and responsibilities. While Mr. Bhusri and Mr. Duffield are both responsibe for providing overall executive leadership to the company, which includes leading the Workday employees as well as representing Workday publicly with customers, prospects and other key constituencies, Mr. Bhusri is also responsible for the overall strategic direction and operating results of Workday, and also serves as Chairman of the Board. Mr. Duffield focuses on the Education and Government portion of the business and the development and launch of Workday’s Student initiative, and serves as a member of the Board. In light of these differences, the Compensation Committee decided it was appropriate to make a relatively higher RSU award to Mr. Bhusri than Mr. Duffield.

Although the Compensation Committee reviewed data from Compensia on equity awards and total compensation provided to executives at companies in our peer group, the RSU awards were not based on any specific benchmarking to a particular percentile of a peer group.

Benefits Programs

Our employee benefit programs, including our 401(k) plan, employee stock purchase plan, and health, and welfare programs, are designed to provide a competitive level of benefits to our employees generally, including our executive officers and their families. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full-time employees.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites to our executive team. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive in the performance of his or her duties, to make our executive team more efficient and effective and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by our Compensation Committee.

Post-Employment Compensation

In connection with our transition to being a public company, we determined that it would be advisable to adopt a change in control policy in order to align with market practices and to meet the expectations of executives hired from public companies. Accordingly, in May 2012, we adopted a change in control policy applicable to our executive officers and certain other employees which provides for severance benefits in the event of a termination of employment following a change in control. In addition, certain of our executive officers (other than our co-CEOs) have post-employment compensation arrangements. The material terms of these post-employment arrangements are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Executive Officer Recoupment Policy

In fiscal 2014, our Compensation Committee adopted a policy that enables Workday to recover all or any portion of an executive officer’s incentive-based compensation in the event that Workday restates financial results as a result of fraud by such executive officer, and the compensation earned by the executive officer was based on achieving financial results in excess of what could have been earned by the executive officer based on the restated financial results. The recovery period includes up to three years prior to the date of the restatement, for periods after the effective date of the policy.

Equity Awards Policy

The Compensation Committee has adopted a policy governing equity awards that are granted to directors, officers and employees of Workday. The policy provides that equity awards will be made by the Board or Committee at a meeting or by unanimous written consent, subject to equity award guidelines adopted by the Board, and provided that the co-CEOs may make awards to non-executive employees within prescribed limits. New hire grants generally will be effective on the 15th day of the month following commencement of employment, and refresh, promotion and discretionary grants generally will be effective on the 15th day of the second month of the quarter, or April 15 with respect to annual refresh grants, unless otherwise approved by counsel. The exercise price of all stock options and stock appreciation rights will be equal to or greater than the fair market value of common stock, as defined in the 2012 Equity Incentive Plan, on the date of grant.

Derivatives Trading and Hedging Policy

Our Policy on Trading in Securities prohibits the trading of derivatives or the hedging of our equity securities by our employees, including our executive officers and directors.

Policy regarding 10b5-1 Plans for Directors and Executive Officers

Our Policy on Trading in Securities generally requires directors and executive officers to adopt plans in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (Rule 10b5-1 plans) for sales of securities which they beneficially own, and provides that such individuals may not trade during blackout periods.

Stock Ownership Guidelines

Currently, we have Stock Ownership Guidelines that require each of our co-CEOs to hold stock valued at greater than or equal to five times their salaries, our other executive officers to hold stock valued at greater than or equal to three times their salaries, and our directors to hold greater than or equal to $1,000,000 worth of stock. Under this policy, this ownership requirement may be satisfied by ownership of shares of either our Class A or Class B Common Stock, vested RSUs, and any other shares of our equity securities held by affiliates or family members in which the executive officer holds a beneficial interest.

Compensation Policies and Practices as they relate to Risk Management

The Compensation Committee has reviewed Workday’s compensation-related risks, and the Committee does not believe that Workday’s compensation policies and practices encourage undue or inappropriate risk taking or create risks that are reasonably likely to have a material adverse effect on Workday for the following reasons:

•

Workday structures its compensation program to consist of both fixed and variable components. The fixed (or base salary) component of its compensation program is designed to provide income independent of Workday’s stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of compensation are designed to reward both short and long-term company performance, which we believe discourages employees from taking actions that focus only on the short-term success of Workday.

•	Workday has internal controls over the measurement and calculation of financial metrics, which are designed to prevent these metrics from being manipulated by any employee, including our executives.

•

Workday does not cap the cash incentive award for its Sales Incentive Plan, to provide maximum incentive for the sales force to meet and exceed their revenue objectives. However, Workday does maintain internal controls over the determination of sales incentive awards.

•	All employees of Workday are required to comply with our Code of Business Conduct, which covers, among other things, accuracy in keeping Workday’s records.

•

The Compensation Committee approves the employee annual and new hire equity guidelines as well as the overall equity pool. Any recommended equity grants outside these guidelines require special approval by executive officers or the Compensation Committee, depending on the size of the award.

•	A significant portion of the compensation paid to executive officers and directors is in the form of equity, in order to align their interests with the interests of stockholders.

•	In fiscal 2014, the Board adopted Stock Ownership Guidelines to ensure that executives and directors retain specified levels of equity in Workday.

•

As part of Workday’s Policy on Trading in Securities, Workday prohibits hedging transactions involving Workday stock so executives and other employees of Workday cannot insulate themselves from the effects of poor stock price performance.

•

In fiscal 2014, the Board adopted an Executive Officer Recoupment Policy providing that the Board may require reimbursement or forfeiture of all or a portion of any cash compensation that was paid to an executive based on financial results if a restatement is required and the Board determines that fraud on the part of the executive contributed to the need for the restatement.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, or the Code, will limit the amount that we may deduct from our federal income taxes for remuneration paid to our executive officers to one million dollars per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. Gain from settlement of restricted stock units and bonus payments to executives may not be tax deductible. While our Compensation Committee is mindful of the benefit to us of the full deductibility of compensation and will consider deductibility when analyzing potential compensation alternatives, our Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our Compensation Committee has not adopted a policy that requires that all compensation be deductible.

No Gross-ups of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during fiscal 2014, and we have not agreed and are not otherwise obligated to provide any named executive officers with such a “gross-up” or other reimbursement.

Accounting Treatment

We account for stock compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors, including stock options and RSUs, over the period during which the award recipient is required to perform services in exchange for the award (for executive officers, generally the four- or five-year vesting period of the award). We estimate the fair value of stock options granted using the Black-Scholes option-valuation model “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Executive Compensation discussion included in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Executive Compensation discussion be incorporated by reference in Workday’s Annual Report on Form 10-K for fiscal 2014 and included in this proxy statement. Submitted by the Compensation Committee of the Board of Directors:

George J. Still, Jr. (Chair)

A. George (Skip) Battle

Scott D. Sandell

SUMMARY COMPENSATION TABLE

The following table provides information concerning all plan and non-plan compensation earned by each of our named executive officers during the fiscal years ended January 31, 2014, January 31, 2013 and January 31, 2012.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)		Stock Awards(2)	All Other Compensation(3)	Total
Aneel Bhusri	2014	$33,280	$2,140	$—		$9,730,842	$3,335	$9,769,597
Co-Chief Executive Officer	2013	33,280	2,140	—		12,800,000	—	12,835,420
	2012	33,280	2,140	—		—	—	35,420

David A. Duffield	2014	33,280	2,140	—		4,324,819	3,260	4,363,499
Co-Chief Executive Officer	2013	33,280	2,140	2,408,160		—	2,164	2,445,744
	2012	33,280	2,140	—		—	—	35,420

James J. Bozzini	2014	200,000	85,346	—		4,324,819	—	4,610,165
Senior Vice President, Services	2013	200,000	50,346	401,360		—	—	651,706
	2012	200,000	50,346	240,620		—	—	490,966

Mark S. Peek	2014	266,667	125,538	—		5,946,662	7,525	6,346,392
Chief Financial Officer	2013	145,833	131,308	4,013,600		1,920,000	24,751	6,235,492
	2012	—	—	382,410	(4)	—	—	382,410	(4)

James P. Shaughnessy	2014	200,000	80,346	—		2,162,409	12,028	2,454,783
Vice President, General Counsel and Secretary	2013	200,000	42,846	322,502		—	—	565,348
	2012	92,361	105,346	468,942		—	100,000	766,649

Michael A. Stankey	2014	275,000	138,038	—		7,568,433	4,522	7,985,993
President and Chief Operating Officer	2013	275,000	131,788	1,204,080		—	—	1,610,868
	2012	275,000	131,788	812,093		—		1,218,881

(1)

Includes discretionary bonuses earned pursuant to our company-wide bonus plan for the year ended January 31, 2014. Under the terms of the bonus plan, each full-time employee of Workday as of October 31, 2013 was entitled to receive a cash bonus of $1,500 and one week’s additional vacation time if we achieved certain business objectives.

(2)

The amounts reported reflect the grant date fair value of the stock options, restricted stock awards and RSUs granted to the named executive officers as computed in accordance with ASC 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes option pricing model. The fair value of each restricted stock award or RSU is measured based on the closing price of our Class A common stock on the date of grant.

(3)

All other compensation consists of incremental cost to Workday of the personal use of company-leased aircraft for Messrs. Bhusri and Peek, gross-up of relocation expenses for Mr. Shaughnessy, and spousal expenses related to attendance at a company-sponsored event for Messrs. Bhusri, Duffield and Stankey.

(4)	Earned while serving as a director of Workday. Mr. Peek resigned from the Board of Directors on June 12, 2012 in connection with his commencement of employment as our Chief Financial Officer.

Grants of Plan-Based Awards in Fiscal 2014

The following table provides information regarding grants of incentive plan-based awards under our 2012 Equity Incentive Plan and made during the year ended January 31, 2014, to each of our named executive officers.

		Equity Grants (1)
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2)
Aneel Bhusri	08/30/2013	134,163	$9,730,842
David A. Duffield	08/30/2013	59,628	4,324,819
James J. Bozzini	08/30/2013	59,628	4,324,819
Mark S. Peek	08/30/2013	81,989	5,946,662
James P. Shaughnessy	08/30/2013	29,814	2,162,409
Michael A. Stankey	08/30/2013	104,349	7,568,433

1)	These RSUs are subject to quarterly vesting based on continued employment over four years, with a deferred vesting start date of November 15, 2015.
2)

These RSUs are shown at their aggregate grant date fair value in accordance with ASC 718. The fair value of each restricted stock award is measured based on the closing price of our Class A Common Stock on the date of grant.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding each unexercised stock option, restricted shares and RSUs held by our named executive officers as of January 31, 2014.

	Grant Date	Option Awards			Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable (1)(2)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)
Aneel Bhusri	08/30/2013	—	$—	—	134,163	$12,012,955
	05/22/2012	—	—	—	800,000	71,632,000
	11/04/2010	3,200,000	1.30	11/03/2020	—	—
David A. Duffield	08/30/2013	—	—	—	59,628	5,339,091
James J. Bozzini	08/30/2013	—	—	—	59,628	5,339,091
	05/04/2012	50,000	7.05	05/03/2022	—	—
	02/18/2011	200,000	2.30	02/17/2021	—	—
	07/29/2010	52,500	1.00	07/28/2020	—	—
	12/18/2009	200	0.65	12/17/2019	—	—
	10/27/2009	160,000	0.65	10/26/2019	—	—
	03/16/2009	80,000	0.50	03/15/2019	—	—
	05/10/2007	20,000	0.25	05/09/2017	—	—
	01/19/2007	27,511	0.25	01/18/2017	—	—
Mark S. Peek	08/30/2013	—	—	—	81,989	7,341,295
	05/22/2012	—	—	—	105,000	9,401,700
James P. Shaughnessy	08/30/2013	—	—	—	29,814	2,669,546
	08/28/2012	20,000	9.20	08/27/2022	—	—
	12/16/2011	10,000	4.25	12/15/2021	—	—
	08/30/2011	156,000	3.70	08/29/2021	—	—
Michael A. Stankey	08/30/2013	—	—	—	104,349	9,343,409
	05/04/2012	150,000	7.05	05/03/2022	—	—
	02/18/2011	675,000	2.30	02/17/2021	—	—
	10/27/2009	1,656,594	0.65	10/26/2019	—	—

(1)

Options vest over a five-year period as follows: 20% of the Class B common stock underlying the options vest on the first anniversary of the vesting start date and thereafter 5% of the Class B common stock underlying the options vest each quarter. Notwithstanding the vesting schedule, these stock options were immediately exercisable in full as of the date of grant, with the underlying option shares subject to a lapsing right of repurchase in favor of us at the exercise price.

(2)

In addition, certain of our named executive officers have exercised options, some of which had not yet vested and were therefore subject to a right of repurchase as of January 31, 2014 in the event that their employment with Workday terminates, as follows: Mr. Duffield, 1,101,000 shares subject to a right of repurchase; Mr. Bhusri, 240,000 shares subject to a right of repurchase; and Mr. Peek, 440,000 shares subject to a right of repurchase.

(3)

The market value of unvested shares and RSUs is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our Class A common stock on January 31, 2014, which was $89.54.

Option Exercises and Stock Vested in 2014

The following table summarizes the value realized by our named executive officers on option awards exercised and restricted stock awards vested during the year ended January 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Aneel Bhusri	—	$—	200,000	$16,632,000
David A. Duffield	—	—	—	—
James J. Bozzini	252,489	18,338,040	—	—
Mark S. Peek	—	—	45,000	2,956,725
James P. Shaughnessy	36,000	2,665,996	—	—
Michael A. Stankey	202,752	14,461,272	—	—

(1)	The value realized on exercise is calculated as the difference between the fair market value of our Class A common stock on the date of exercise and the applicable exercise price of those options.

401(k) Plan

We maintain a tax-qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to defer up to 75% of their eligible compensation subject to applicable annual limits set pursuant to the Code. We intend for the 401(k) plan to qualify, depending on the employee’s election, under Code Section 401 so that contributions by employees to the 401(k) plan, and income earned on those contributions, are not taxable to employees until withdrawn from the 401(k) plan, or under Code Section 402A so that contributions by employees to the 401(k) plan are taxable as income, but qualifying withdrawals and income earned on those contributions are not taxable to employees.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of January 31, 2014 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	17,506,207	$4.41	45,526,299	(1)
Equity compensation plans not approved by security holders	3,200,000	1.30	—

(1)	Included in this amount are 1,810,115 shares available for future issuance under the 2012 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2014, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of Class A common stock or Class B common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock or Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 94,632,053 shares of Class A common stock and 89,549,210 shares of Class B common stock outstanding at March 31, 2014. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable, and RSUs that will become vested, within 60 days of March 31, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
Named Executive Officers and Directors:
David A. Duffield(2)	140,328	*	79,501,055	89%	80%
Aneel Bhusri(3)	281,089	*	81,216,825	91%	82%
James J. Bozzini(4)	89,445	*	566,463	1%	1%
Mark S. Peek(5)	260	*	793,123	1%	1%
James P. Shaughnessy(6)	—	*	208,000	*	*
Michael A. Stankey(7)	2,263	*	2,791,137	3%	3%
A. George (Skip) Battle(8)	111,208	*	467,247	1%	*
Christa Davies(9)	74,402	*	165,000	*	*
Michael M. McNamara(10)	208,402	*	180,000	*	*
Scott D. Sandell(11)	4,402	*	4,642,425	5%	5%
George J. Still, Jr.(12)	186,735	*	400,784	*	*
Jerry Yang	2,500	*	—	*	*
All executive officers and directors as a group (12 persons)(13)	1,101,034	1%	91,421,004	102%	92%
5% Stockholders:
FMR LLC and affiliates(14)	10,692,754	11%	—	*	1%
Jennison Associates LLC(15)	6,235,081	7%	—	*	1%
New Enterprise Associates and affiliates(16)	—	*	4,642,425	5%	5%
Prudential Financials Inc. and affiliates(17)	6,242,857	7%	—	*	1%
T. Rowe Price Associates, Inc. and affiliates(18)	5,970,741	6%	—	*	1%

*	Less than 1%
(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to 10 votes per share, and holders of our Class A common stock are entitled to one vote per share.

(2)

Includes (i) 140,328 shares of Class A common stock held by The David A. Duffield Trust (the Duffield Trust), (ii) 68,169,612 shares of Class B common stock held by the Duffield Trust, including 1,014,250 shares of Class B common stock which may be repurchased by us at the original exercise price within 60 days of March 31, 2014, and (iii) 11,331,443 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Duffield has sole voting and dispositive power with regard to the shares held by the Duffield Trust.

(3)

Includes (i) 281,089 shares of Class A common stock held directly by Mr. Bhusri, (ii) 7,126,443 shares of Class B common stock held directly by Mr. Bhusri, (iii) 1,000,000 shares of restricted Class B common stock held directly by Mr. Bhusri, which may be subject to forfeiture within 60 days of March 31, 2014, (iv) 3,200,000 shares of Class B common stock issuable to Mr. Bhusri pursuant to options exercisable within 60 days of March 31, 2014, (v) 5,000 shares of Class B common stock held by Mr. Bhusri’s minor child, (vi) 1,662,620 shares of Class B common stock held by Greylock XI Limited Partnership (Greylock XI), (vii) 46,319 shares of Class B common stock held as a nominee only by Greylock XI-A Limited Partnership (Greylock XI-A), (viii) 6,831 shares of Class B common stock held by Greylock XI Principals LLC (Greylock XI Principals) in nominee form only for the benefit of Mr. Bhusri, and (ix) 68,169,612 shares of Class B common stock subject to a voting agreement entered into by Messrs. Duffield and Bhusri. Mr. Bhusri has voting and dispositive power with regard to the shares held by Mr. Bhusri’s minor child. Mr. Bhusri is a managing partner of Greylock XI GP Limited Partnership (Greylock XI GP), which has voting and dispositive power with regard to the shares held by Greylock XI and Greylock XI-A. Mr. Bhusri has voting and dispositive power only with respect to the 6,831 shares that are held by Greylock XI Principals in nominee form, and does not have voting or dispositive power over the remaining shares held by Greylock XI Principals in nominee form. Mr. Bhusri disclaims beneficial ownership with respect to the remaining shares held by Greylock XI Principals in nominee form.

(4)

Includes (i) 189 shares of Class A common stock held directly by Mr. Bozzini, (ii) 54,775 shares of Class A common stock held by the Bozzini Revocable Trust, (iii) 34,481 shares of Class A common stock held by the James Bozzini Grantor Retained Annuity Trust, and (iv) 556,463 shares of Class B common stock issuable to Mr. Bozzini pursuant to options exercisable within 60 days of March 31, 2014.

(5)

Includes (i) 260 shares of Class A common stock held directly by Mr. Peek, (ii) 545,623 shares of Class B common stock held directly by Mr. Peek, of which 325,000 shares may be repurchased by us at the original exercise price within 60 days of March 31, 2014, (iii) 150,000 shares of Class B common stock held by Mr. Peek and his wife, 82,500 of which may be repurchased by us at the original exercise price within 60 days of March 31, 2014, and (iv) 97,500 shares of restricted Class B common stock held directly by Mr. Peek, which may be subject to forfeiture within 60 days of March 31, 2014.

(6)

Includes (i) 38,000 shares of Class B common stock held by the Shaughnessy Family Trust, and (ii) 170,000 shares of Class B common stock issuable to Mr. Shaughnessy pursuant to options exercisable within 60 days of March 31, 2014.

(7)

Includes (i) 2,263 shares of Class A common stock held directly by Mr. Stankey, (ii) 336,309 shares of Class B common stock held by The Michael Alan Stankey Grantor Retained Annuity Trust, and (iii) 2,454,828 shares of Class B common stock issuable to Mr. Stankey pursuant to options exercisable within 60 days of March 31, 2014.

(8)

Includes (i) 2,806 Class A shares held directly by Mr. Battle, (ii) 4,402 shares of restricted stock units held directly by Mr. Battle which will be settled in shares of Class A common stock on the vesting date of May 22, 2014, (iii) 30,000 shares of Class A common stock held by the Perkins-Battle 2011 Trust, (iv) 30,000 shares of Class A common stock held by the A. George Battle 2011 Separate Property Trust, (v) 35,000 shares of Class A common stock held by the Battle Family Foundation, (vi) 9,000 shares of Class A common stock held by a family member, (vii) 444,623 shares of Class B common stock held directly by Mr. Battle, of which 77,000 shares of Class B common stock may be repurchased by us at the original exercise price within 60 days of March 31, 2014, and (viii) 22,624 shares of Class B common stock held by a family member. Mr. Battle has voting and dispositive power with regard to the shares held by the Perkins Battle 2011 Trust, the A. George Battle 2011 Separate Property Trust, the Battle Family Foundation and his family member.

(9)

Includes (i) 70,000 shares of Class A common stock held directly by Ms. Davies, (ii) 4,402 shares of restricted stock units held directly by Ms. Davies which will be settled in shares of Class A common stock on the vesting date of May 22, 2014, and (iii) 165,000 shares of Class B common stock issuable to Ms. Davies pursuant to options exercisable within 60 days of March 31, 2014.
(10)

Includes (i) 135,000 shares of Class A common stock held directly by Mr. McNamara, (ii) 4,402 shares of restricted stock units held directly by Mr. McNamara which will be settled in shares of Class A common stock on the vesting date of May 22, 2014, (iii) 4,000 shares of Class A common stock held by Mr. McNamara’s child, (iv) 65,000 shares of Class A common stock held by Flextronics International USA, Inc. 2005 Senior Executive Deferred Compensation Plan dated June 30, 2005 (Flextronics Trust), and (v) 180,000 shares of Class B common stock issuable to Mr. McNamara pursuant to options exercisable within 60 days of March 31, 2014. Mr. McNamara has voting and dispositive power with regard to the shares held by his child. Mr. McNamara does not have voting and dispositive power with regard to the shares held by the Flextronics Trust.

(11)

Includes (i) 4,402 shares of restricted stock units held directly by Mr. Sandell which will be settled in shares of Class A common stock on the vesting date of May 22, 2014, (ii) 2,321,213 shares of Class B common stock held by New Enterprise Associates 13, L.P., and (iii) 2,321,212 shares of Class B common stock held by New Enterprise Associates 12, Limited Partnership. See footnote 16 below.

(12)

Includes (i) 4,402 shares of restricted stock units held directly by Mr. Still which will be settled in shares of Class A common stock on the vesting date of May 22, 2014, (ii) 44,000 shares of Class A common stock held by Still Family Partners, a California limited partnership, (iii) 138,333 shares of Class A common stock held by the Still Family Trust, (iv) 180,784 shares of Class B common stock held by Still Family Partners, and (v) 220,000 shares of Class B common stock issuable to Mr. Still pursuant to options exercisable within 60 days of March 31, 2014. Mr. Still has voting and dispositive power with regard to the shares held by Still Family Partners.

(13)

The total number of shares of Class A common stock includes the shares described in footnotes 2 through 12 above. The total number of shares of Class B common stock includes the shares of Class B common stock described in footnotes 2 through 12 above.

(14)

Based on information contained in a Schedule 13G filed by FMR LLC and Edward C. Johnson 3d on February 13, 2014, FMR LLC and its affiliates have sole voting and dispositive power over the shares. The filing states that FMR LLC’s wholly-owned subsidiary, Fidelity Management & Research Company (Fidelity) acts as investment adviser to various investment companies and beneficially owns 9,840,321 Class A shares, and one such investment company, Fidelity Contrafund, beneficially owns 4,836,479 Class A shares. The business office of each FMR LLC, Edward C. Johnson 3d, and Fidelity are located at 82 Devonshire Street, Boston, Massachusetts 02109.

(15)

Based on information contained in a Schedule 13G filed by Jennison Associates LLC (Jennison) on February 10, 2014, Jennison has sole voting power over 3,186,473 Class A shares and shared dispositive power over 6,235,081 Class A shares. The filing states that Prudential Financial may be deemed the beneficial owner of securities beneficially owned by Jennison and the shares reported by Jennison may also be reported on the 13G filed by Prudential on January 29, 2014, as described in footnote 17 below. Jennison is located at 466 Lexington Ave, New York, New York, 10017.

(16)

Consists of (i) 2,321,213 shares of Class B common stock held by New Enterprise Associates 13, L.P, (NEA 13), and (ii) 2,321,212 shares of Class B common stock held by New Enterprise Associates 12, Limited Partnership (NEA 12). NEA Partners 13, L.P. (NEA Partners 13) is the sole general partner of NEA 13, and NEA 13 GP LTD (NEA 13 LTD) is the sole general partner of NEA Partners 13. The individual Directors (collectively, the Directors) of NEA 13 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna S. Kolluri, David M. Mott, Scott D. Sandell (a member of our Board of Directors), Ravi Viswanathan and Harry R. Weller. The Directors share voting and dispositive power with regard to the shares directly held by NEA 13. NEA Partners 12, Limited Partnership (NEA Partners 12) is the sole general partner of NEA 12, and NEA 12 GP, LLC (NEA 12 LLC) is the sole general partner of NEA Partners 12. The individual Managers (collectively, the Managers) of NEA 12 LLC are Michael James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna S. Kolluri, and Scott D. Sandell. The address for these partnerships is 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(17)

Based on information contained in a Schedule 13G filed by Prudential on January 29, 2014, Prudential has sole voting power over 317,149 Class A shares, shared voting power over 2,877,100 Class A shares, sole dispositive power over 317,149 Class A shares and shared dispositive power over 5,925,708 Class A shares. The filing states Prudential may be deemed the beneficial owner of securities beneficially owned by The Prudential Insurance Company of America, Jennison Associates LLC Stanley, Prudential Investment Management, Inc. and Quantitative Management Associates LLC. Prudential is located at 751 Broad Street Newark, New Jersey 07102.

(18)

Based on information contained in Amendment No. 3 to a Schedule 13G filed by T. Rowe Price Associates, Inc. (Price Associates) on February 14, 2014, Price Associates has sole voting power over 1,945,989 Class A shares and sole dispositive power over 5,970,741 Class A shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment advisor with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Price Associates is located at 100 E. Pratt Street, Baltimore, Maryland 21202.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2014, all Section 16(a) filing requirements were satisfied on a timely basis except for a late Form 4 filing by Michael Stankey.

EMPLOYMENT ARRANGEMENTS AND INDEMNIFICATION AGREEMENTS

James J. Bozzini

We entered into an offer letter agreement with Mr. Bozzini, our Senior Vice President, Services, on December 4, 2008. Pursuant to the offer letter, Mr. Bozzini’s initial base salary was established at $75,000 per year, with an increase to $150,000 per year commencing February 1, 2007. In addition, On January 19, 2007, in accordance with the terms of his offer letter, Mr. Bozzini was granted a stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and the related stock option agreement. On May 10, 2007, also in accordance with the terms of his offer letter and based on his performance, Mr. Bozzini was granted an additional stock option to purchase 200,000 shares of our common stock at an exercise price of $0.25, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vested according to the 2005 Stock Plan and related stock option agreement. Mr. Bozzini’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Bozzini will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Bozzini’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Mark S. Peek

We entered into an offer letter agreement with Mr. Peek, our Chief Financial Officer, in April 2012, which was amended in May 2012. Pursuant to the offer letter, Mr. Peek’s initial base salary was established at $250,000 per year. In addition, he received a hiring bonus of $50,000 and was entitled an annual target bonus of $100,000 based upon performance against agreed-upon goals. On May 22, 2012, in accordance with the terms of his offer letter, Mr. Peek was granted a stock option to purchase 500,000 shares of our common stock at an exercise price of $7.05 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors, and 150,000 shares of restricted stock. This option and restricted stock vests as to 20% of the shares after 12 months of continuous service, with the balance vesting in equal quarterly installments over the next 16 quarters. Mr. Peek’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Peek will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Peek’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

James P. Shaughnessy

We entered into an offer letter agreement with Mr. Shaughnessy, our Vice President, General Counsel and Secretary, on July 7, 2011. Pursuant to the offer letter, Mr. Shaughnessy’s initial base salary was established at $200,000 per year. In addition, Mr. Shaughnessy was eligible to receive an annual target bonus of 25% of his base salary based on the achievement of mutually agreed-upon objectives, with a guaranteed payment at target on the one-year anniversary of his employment. Mr. Shaughnessy also received a one-time hiring bonus of $100,000. In connection with his relocation, Mr. Shaughnessy was granted a one-time relocation allowance of $100,000, as well as reimbursement of specified relocation-related expenses. On August 30, 2011, in accordance with the terms of his offer letter, Mr. Shaughnessy was granted a stock option to purchase 240,000 shares of our common stock at an exercise price of $3.70 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vests according to the 2005 Stock Plan and his related stock option agreement. Mr. Shaughnessy’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Shaughnessy will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Shaughnessy’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Michael A. Stankey

We entered into an offer letter agreement with Mr. Stankey, our President and Chief Operating Officer, on September 4, 2009. Pursuant to the offer letter, Mr. Stankey’s initial base salary was established at $33,280 per year, with an increase to $275,000 per year commencing January 1, 2010. In addition, Mr. Stankey is eligible to receive an annual target bonus of $125,000 based on the achievement of mutually agreed-upon objectives. On October 27, 2009, in accordance with the terms of his offer letter, Mr. Stankey was granted a stock option to purchase 2,700,000 shares of our common stock at an exercise price of $0.65 per share, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vests according to the 2005 Stock Plan and the related stock option agreement. On February 18, 2011, also in accordance with the terms of his offer letter and based on his performance, Mr. Stankey was granted an additional stock option to purchase 675,000 shares of our common stock at an exercise price of $2.30, which was equal to the fair market value of our common stock on the date the option was granted as determined by our Board of Directors. This option vests according to the 2005 Stock Plan and related stock option agreement. Mr. Stankey’s employment is at will and may be terminated at any time, with or without cause. However, Mr. Stankey will be entitled to participate in our change in control policy that we have adopted. Under this policy, if Mr. Stankey’s employment is terminated for other than “cause” or his voluntary resignation, he will be entitled to receive a severance payment equal to his then current annual base salary and the vesting of 50% of his then unvested equity awards will be accelerated.

Potential Payments upon Termination or Change in Control

In May 2012, we adopted a change in control policy applicable to our executive officers and certain other employees. Under the policy, if any executive officer is terminated for any reason other than cause, death or disability within 12 months after a change in control or the officer voluntarily resigns for good reason within 12 months following a change in control, such officer would be entitled to receive severance benefits. Upon the occurrence of such an event, we have agreed to pay to such officer an amount equal to (i) his then-current annual base salary, and (ii) an estimate of the aggregate monthly benefits premium under COBRA for 12 months. In addition, 50% of the shares underlying all unvested equity awards held by such officer immediately prior to such termination will become vested and exercisable in full.

The following table sets forth quantitative estimates of the benefits that would have accrued to our NEOs pursuant to our change in control policy if their employment had been terminated by us without cause or if they experienced a constructive termination, each within 12 months following a change in control as of January 31, 2014.

			Intrinsic Value of Accelerated Equity Awards
Name	Cash Severance	Benefit Continuation	Restricted Stock Units(1)	Accelerated Options(2)	Total
Aneel Bhusri	$33,280	$—	$41,822,478	$143,264,000	$185,199,758
David A. Duffield	33,280	14,956	2,669,546	—	2,717,782
James J. Bozzini	200,000	14,956	2,669,546	26,423,747	29,308,249
Mark S. Peek	275,000	14,956	8,371,498	—	8,661,454
James P. Shaughnessy	200,000	14,956	1,334,773	8,327,220	9,876,949
Michael A. Stankey	275,000	14,956	4,671,705	111,117,089	116,078,750

(1)

The estimated benefit amount of unvested restricted stock units was calculated by multiplying 50% of the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our Class A Common Stock on January 31, 2014, which was $89.54.

(2)

The estimated benefit amount of unvested options was calculated by multiplying 50% of the number of unvested options subject to acceleration held by the applicable named executive officer by the difference between the closing price of our Class A Common Stock on January 31, 2014, which was $89.54, and the exercise price of the option.

Indemnification arrangements

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation and our Bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such director, officer or key employee in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

Stockholder Proposals for 2015 Annual Meeting

Any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2015 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 19, 2014. Such proposals must be delivered to the Secretary of Workday at the address listed on the front page.

Proposals of stockholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2015 Annual Meeting of Stockholders, or that concern one or more nominations for Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Bylaws. Notice must be received by the Secretary of Workday at the address listed on the front page, no earlier than February 18, 2015 and no later than March 20, 2015.

However, if the date of our 2015 Annual Meeting of Stockholders is advanced by more than 30 days prior to, or delayed by more than 60 days after, the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be so received by the Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to such annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting, or (2) the tenth day following the day on which public announcement of the date of such annual meeting is first made.

A copy of the pertinent provisions of the Bylaws is available upon request to the Secretary of Workday at the address listed on the front page.

Solicitation of Proxies

We will bear the expense of preparing, printing and distributing proxy materials to our stockholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2014 Annual Report

A copy of our 2014 Annual Report, which includes our Annual Report on Form 10-K for the year ended January 31, 2014 and our 2014 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Workday, Inc., 6230 Stoneridge Mall Road, Pleasanton, California 94588. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “Investor Relations” section on our website at http://www.workday.com/company/investor_relations/corporate_governance.php.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known or determined come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

WORKDAY, INC.

April 18, 2014

Pleasanton, California

Workday VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Workday in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. WORKDAY, INC. 6230 STONERIDGE MALL ROAD PLEASANTON, CA 94588 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 1. Election of Directors Nominees 01 Christa Davies 02 George J. Still, Jr. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 To ratify the appointment of Ernst & Young LLP as Workday’s independent registered public accounting firm for the fiscal year ending January 31, 2015. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 51160 For address change/comments, mark here. .(see reverse for instructions) Yes No . 0 Please indicate if you plan to attend this meeting R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000210785 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000210785_1 R1.0.0.51160

Workday Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Annual Report and Proxy Statement is/are available at www.proxyvote.com . PROXY WORKDAY, INC. Annual Meeting of Stockholders to be Held on June 3, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF WORKDAY, INC. The undersigned hereby appoints Aneel Bhusri and James P. Shaughnessy, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Workday, Inc. common stock which the undersigned is entitled to vote as of April 4, 2014, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Workday, Inc. to be held at 9:00 a.m. PDT on June 3, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. The Annual Meeting will take place at the Hilton Pleasanton, 7050 Johnson Drive, Pleasanton, California. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The undersigned hereby revokes any proxy heretofore given to vote at such meeting. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000210785_2 R1.0.0.51160